Exhibit 99.1

Unigene Completes Patient Enrollment of Oral PTH Phase 2 Study for the Treatment of Osteoporosis in Postmenopausal Women

-Completion of enrollment triggers $4M milestone payment from GSK-
-Phase 2 Top-line results expected before year end-

April 27, 2011 –BOONTON, N.J. -- (BUSINESS WIRE) -- Unigene Laboratories, Inc. (OTCBB: UGNE) a leader in the design, delivery, manufacture and development of peptide-based therapeutics announced today that the Company has completed patient enrollment of its Phase 2 study with an experimental oral parathyroid hormone (PTH) analog for the treatment of osteoporosis in postmenopausal women.  Unigene is developing its oral PTH in collaboration with GlaxoSmithKline (GSK) as part of an exclusive worldwide licensing agreement.  According to the agreement with GSK, Unigene will receive a $4M milestone payment for completion of Phase 2 patient enrollment.

Ashleigh Palmer, President and Chief Executive Officer of Unigene Laboratories, Inc., said, “The completion of enrollment in this Phase 2 study with our proprietary oral formulation of the recombinantly produced PTH analog is a significant development milestone for Unigene.  We are thrilled to have achieved this goal and remain focused on advancing this program that we believe has the potential to address an important medical need.”  Palmer continued, “I am extremely impressed with the Unigene team’s execution of this study in just four months since the signing of our collaboration with GSK, and believe this not only showcases our clinical trial expertise, but represents an important competitive advantage.”

Phase 2 Study Design

This multicenter, double blind with respect to placebo, randomized, repeat dose placebo controlled study will include an open label comparator arm of the Forsteo® injectable formulation.  The primary endpoint will be an increase in bone mineral density (BMD) at the lumbar spine in subjects at 24 weeks in 93 postmenopausal osteoporotic women following once daily treatment with the orally delivered PTH analog compared to baseline.  Secondary endpoints will evaluate biochemical markers of bone formation and resorption, as well as the safety, tolerability and pharmacokinetics of the oral formulation.

The Company expects to report top-line results before year end.

About Osteoporosis
Osteoporosis is a disease in which bones become brittle and so are more likely to break. In osteoporotic women and men, the density and quality of bone are reduced, leading to deterioration of the skeleton and increased risk of fracture. It's often diagnosed only after an osteoporosis-related fracture happens because prior to such an event, the patient has no outward signs or symptoms. The disease has a significant impact on patients' quality of life and it is estimated that one in three women and one in five men over the age of 50 will develop osteoporosis during their lifetimes.

The prevalence of osteoporosis is growing as the number of post-menopausal women rises, along with the general increase in life expectancy. Osteoporosis affects an estimated 75 million people in Europe, the US and Japan. In women over 45, osteoporosis accounts for more days spent in hospital than many other diseases, including diabetes, heart attack and breast cancer. There is currently no cure for osteoporosis, but available treatments can strengthen bones and help reduce the risk of fractures.

Source:  International Osteoporosis Foundation

About Unigene-GSK Agreement
On December 10, 2010, Unigene entered into an amended and restated exclusive worldwide license agreement with GSK to develop and commercialize an oral formulation of a recombinantly produced PTH analog for the treatment of osteoporosis in postmenopausal women. Under the terms of the amended and restated agreement, Unigene is responsible for the manufacture of the PTH and the conduct of the Phase 2 study.  The Company received an upfront payment of $4M to cover costs associated with the Phase 2 study, and will also receive an additional $4M payment upon completion of Phase 2 patient enrollment, as well as further payments of up to $142M based on the achievement of regulatory and commercialization milestones.   In addition, Unigene is eligible to receive tiered double-digit royalties in the low-to-mid teens on global sales.  Once the Phase 2 study has been completed and based on a review of the data, GSK may elect to assume responsibility for all future development and commercialization of the product.

About Unigene Laboratories, Inc.
Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. Peptelligence encompasses extensive intellectual property covering delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence. Core Peptelligence assets include proprietary oral and nasal peptide delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Unigene’s technologies have extensive clinical and partner validation. The Company’s first product to market, Fortical®, a nasal calcitonin product, received FDA approval in 2005 and is marketed in the U.S. by Upsher-Smith for the treatment of postmenopausal osteoporosis. Unigene licensed its oral calcitonin program to Tarsa Therapeutics and expects an NDA filing with the FDA before year end.  The Company has a worldwide licensing agreement with GlaxoSmithKline for its parathyroid hormone product candidate currently in Phase 2.  In addition, Unigene has a manufacturing license agreement with Novartis, which is completing three Phase 3 studies of oral calcitonin for the treatment of osteoporosis and osteoarthritis.

For more information about Unigene, please visit http://www.unigene.com. For information about Fortical, please visit http://www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including with respect to clinical studies of one of our licensees. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Investor/Media Contact:
Unigene Laboratories, Inc.
Jenene Thomas
VP, Investor Relations and Corporate Communications
Email:  jthomas@unigene.com
Direct:  973-265-1107